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                                                                     Exhibit 11

                          WYNN'S INTERNATIONAL, INC.

             COMPUTATION OF NET INCOME PER COMMON SHARE - PRIMARY
               (Dollars in Thousands Except Per Share Amounts)

                                                          Three Months Ended
                                                               March 31
                                                        ------------------------
                                                          1995           1994
                                                        ---------      ---------
Net income                                              $   3,645      $   2,701
                                                        =========      =========

Weighted average number of shares issued                5,718,272      5,540,285

Net shares assumed issued using the treasury
  stock method for stock options outstanding
  during each period based on average market
  price                                                   128,037        130,719
                                                        ---------      ---------

Common and common equivalent shares                     5,846,309      5,671,004
                                                        =========      =========
Income per common share                                 $     .62            .48
                                                        =========      =========


         COMPUTATION OF NET INCOME PER COMMON SHARE - ASSUMING FULL DILUTION
                   (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                          Three Months Ended
                                                               March 31
                                                        ------------------------
                                                          1995           1994
                                                        ---------      ---------
Net income                                              $   3,645      $   2,701
Net interest expense from convertible notes                    59             92
                                                        ---------      ---------
  Adjusted net income                                   $   3,704      $   2,793
                                                        =========      =========

Weighted average number of shares issued                5,718,272      5,540,285
Net shares assumed issued using the treasury
  stock method for stock options outstanding
  during each period based on average or
  ending market price, whichever is higher                141,846        130,719

Dilutive effect of assumed conversion of
  notes outstanding                                       279,355        433,900
                                                        ---------      ---------
Fully diluted shares                                    6,139,473      6,104,904
                                                        =========      =========
Income per common share                                 $     .60      $     .46
                                                        =========      =========